COLUMBIA LABORATORIES, INC.	Exhibit 99.1
NEWS:

Contact:    Amy Raskopf, Manager, Investor Relations
            (973) 994-3999 x7925
            araskopf@columbialabs.com

Stephen Kasnet Elected Chairman of the Board of Columbia Laboratories
Edward Blechschmidt Elected Vice Chairman

LIVINGSTON, NJ - November 15, 2004 - Columbia Laboratories, Inc. (NASDAQ: CBRX) is pleased to announce that its Board of Directors has elected Stephen Kasnet to the position of Chairman and Edward Blechschmidt to the position of Vice Chairman of Columbia Laboratories, replacing Fred Wilkinson and Jim Apostolakis in these roles. Mssrs. Kasnet and Blechschmidt have served as “independent” directors on Columbia’s Board of Directors since August 2004. Mr. Wilkinson will continue as president and chief executive officer of Columbia Laboratories. Mssrs. Wilkinson and Apostolakis will also continue as directors of the Company

Steve Kasnet, Chairman of the Board of Columbia Laboratories, noted, “The Board has determined that the Company’s long-term interests are best served by filling the positions of Chairman and Vice Chairman with independent directors, and I am honored to serve Columbia and its shareholders as Chairman of the Board. The Board and I maintain our confidence in Fred’s ability to effectively run the Company and execute Columbia’s business strategy as president and CEO, and look forward to working with him more closely going forward.”

Fred Wilkinson, president and chief executive officer of Columbia Laboratories, stated, “Today’s action frees me to concentrate on the day-to-day management of the Company and driving our growth initiatives, while Steve focuses on the future direction of the Company. It also places Columbia with the growing number of public companies that have concluded it is a ‘best practice’ to separate the roles of CEO and Chairman. I look forward to working together with Steve and Ed to build value for Columbia’s shareholders.”

Stephen Kasnet is president and chief executive officer of Harbor Global Company, Ltd. and president and chief executive officer of Calypso Management, L.L.C., which manages Harbor Global and operates its assets under an administration agreement. He previously held senior management positions with various financial organizations, including Pioneer Group, Inc.; First Winthrop Corporation and Winthrop Financial Associates; Cabot, Cabot and Forbes; and Warren Bank. He is a director and audit committee chairman of Republic Engineered Products, and serves as chairman of the board of Rubicon

354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001

Stephen Kasnet Elected Chairman of the Board of Columbia Laboratories
November 15, 2004

Ltd. He is also a trustee and vice president of the board of Governor Dummer Academy, Byfield, MA.

Edward Blechschmidt was chairman, chief executive officer and president of Gentiva Health Services from March 2000 until his retirement in July 2002. He previously served as chief executive of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. Before joining Olsten, Mr. Blechschmidt was president and chief executive officer of both Siemens' Nixdorf Americas and Siemens' Pyramid Technology, prior to which he served more than 20 years with Unisys Corporation, ultimately as chief financial officer. He is currently a director of Gentiva Health Services, Inc., HEALTHSOUTH Corp., Lionbridge Technologies, Inc., and Neoforma, Inc.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies and to prevent preterm birth. Columbia markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men, Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. Columbia's products and product candidates utilize the company's bioadhesive drug delivery technology. The Company has developed a buccal delivery system for peptides. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of Striant®, Prochieve® 8% and Prochieve® 4% in the US; successful marketing of Striant by Ardana Bioscience, Ltd. and Mipharm SpA in their respective European territories as marketing authorizations and licenses are received; the timely receipt of the national marketing authorizations and individual licenses in European countries; the timely and successful development of products; the timely and successful completion of clinical studies; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.  Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant® and Prochieve® are registered trademarks of Columbia Laboratories, Inc.

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